EX 3: AMENDED ARTICLES OF INCORPORATION EFFECTIVE 11/21/02

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        The undersigned, an officer of the Corporation, hereby certifies that the amended and restated Articles of Incorporation of the Corporation as set forth below have been duly and validly adopted effective November 21, 2002 by the Board of Directors of the Corporation pursuant to Minnesota Statutes chapter 302A.402 Subd. 3.

        The purpose of this amendment is to effect a stock combination, and does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the combination exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

        These restated Articles of Incorporation supercede the original articles and all amendments to them.
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                            AMENDED AND RESTATED

                         ARTICLES OF INCORPORATION
                                    OF
                              NVE CORPORATION
                (formerly known as Premis Corporation, Inc.)
       AS AMENDED BY THE BOARD OF DIRECTORS EFFECTIVE NOVEMBER 21, 2002


                                 ARTICLE I

Name

        The name of the Corporation is NVE Corporation.


                                 ARTICLE II

Registered Office

        The registered office of the Corporation is 11409 Valley View Road, Eden Prairie, Minnesota, 55344.


                                 ARTICLE III

Authorized Capital

The aggregate number of shares of capital stock that the Corporation shall be authorized to issue is 10,000,000 shares, 6,000,000 of which shall be Common Stock, $.01 par value per share (the "Common Stock"), and 4,000,000 shares of which shall be undesignated shares of capital stock, $.01 par value per share (the "Undesignated Shares"). The Board of Directors is authorized to establish from the Undesignated Shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to set forth the designation of each such class or series and to fix the relative rights and preferences of each such class or series to the full extent permitted by law. In addition, and without limitation of the foregoing, the Board of Directors is authorized to designate additional shares of any designated class or series of capital stock (including Common Stock and any class of junior or preferred stock) from the Undesignated Shares to the full extent permitted by law. The Board shall be authorized to issue shares of Common Stock to holders of Common Stock and to holders of any class or series of Undesignated Shares and to issue shares of any class or series of Undesignated Shares to holders of Common Stock


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and to holders of any class or series of Undesignated Shares, in any case, for any purpose to the full extent permitted by law.


                                   ARTICLE IV

Cumulative Voting Prohibition

        No shareholder of the Corporation shall have any cumulative voting rights.


                                    ARTICLE V

Preemptive Rights Prohibition

        No shareholder of the Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.


                                    ARTICLE VI

Voting Requirements

        The affirmative vote of the holders of a majority of the voting power of the shares represented and voting at a duly held meeting of the shareholders of the Corporation is required for an action of the shareholders, except where Chapter 302A of the Minnesota Statutes requires the affirmative vote of a majority of the voting power of all voting shares.


                                    ARTICLE VII

Number of Directors

        The number of directors of the Corporation shall be fixed in the manner provided in the bylaws.


                                    ARTICLE VIII

Director Action by Written Consent

        Any action required or permitted to be taken at a meeting of the board of directors of the Corporation not needing approval by the shareholders under Chapter 302A of the Minnesota Statutes may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the board of directors at which all directors were present.


                                     ARTICLE IX

Limitation of Director Liability

        No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director:


                                       p. 2

a. for any breach of the director's duty of loyalty to the Corporation or its shareholders;

b. for actions or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

c.        under Section 302A.559 or 80A.23 of the Minnesota Statutes;

d. for any transaction from which the director derived an improper personal benefit; or

e. for any act or omission occurring prior to the date when this amendment to the Articles of Incorporation became effective.

        If Chapter 302A of the Minnesota Statutes, the Minnesota Business Corporation Act, is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation on the personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A of the Minnesota Statutes. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 4th day of November, 2002.

                                         NVE Corporation

                                         /s/ Daniel A. Baker
                                         --------------------------------
                                         Daniel A. Baker, President & CEO



STATE OF MINNESOTA          )            The foregoing instrument was
                            )ss.         Acknowledged before me on this
County of      Hennepin     )            4th day of November, 2002.
          -----------------
                                         /s/ Curt A. Reynders
                                         --------------------------------
                                         (Notary Public)



(Notorial Seal)
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